Exhibit 99.1

MiMedx Announces Agreement Regarding 2019 and 2020 Shareholder Meetings

MARIETTA, Ga., August 8, 2019 — MiMedx Group, Inc. (OTC PINK: MDXG) (“MiMedx” or the “Company”), an industry leader in advanced wound care and an emerging therapeutic biologics company, today announced an agreement with the plaintiff (the “Plaintiff”) in the matter City of Hialeah Employees’ Retirement System v. MiMedx Group, Inc. As has been previously reported, MiMedx is working diligently to complete its audited financial statements (the “Restatement”). The agreement provides that MiMedx will work in good faith to endeavor to complete the Restatement by December 16, 2019. The agreement also provides that MiMedx will schedule and send notice of its 2019 annual shareholders meeting (the “2019 Annual Meeting”) to take place by January 15, 2020. However, the parties have agreed that, if MiMedx notifies the Plaintiff by November 1, 2019 that the Company anticipates it will not complete the Restatement by December 16, 2019, the parties will engage in good faith discussions concerning the timing of the Restatement and the 2019 Annual Meeting. Under the agreement, MiMedx has also agreed to schedule its 2020 annual shareholders meeting to be held by June 15, 2020.

Dr. Kathleen Behrens Wilsey, Chair of the MiMedx Board of Directors, stated, “We are pleased to be taking another positive step in our efforts to position MiMedx for future success. The Restatement is advancing, and the Company is committed to providing shareholders with appropriate information and audited financial statements prior to our next Annual Meeting.”

About MiMedx

MiMedx® is an industry leader in advanced wound care and a late-stage therapeutic biologics company developing and distributing human placental tissue allografts with patent-protected processes for multiple sectors of healthcare. MiMedx processes the human placental tissue utilizing its proprietary PURION® process methodology, among other processes, to produce allografts by employing aseptic processing techniques in addition to terminal sterilization. MiMedx has supplied over 1.5 million allografts to date. For additional information, please visit www.mimedx.com.

Contact:

Hilary Dixon

Corporate & Investor Communications

770.651.9066

investorrelations@mimedx.com